UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25
                          NOTIFICATION OF LATE FILING
                                                                 SEC FILE NUMBER
                                                                 0-15179
                                                                 CUSIP NUMBER
                                                                 640902 10 2





(Check One): [ ]Form10-K [ ]Form 20-F [ ]Form 11-K  [X]Form 10-Q  [ ]Form N-SAR

             For Period Ended: March 31, 2002
             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR
             For the Transition Period Ended: ___________________


Read Instruction (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein. If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

 _______________________________________________________________________________
 PART I -- REGISTRANT INFORMATION
 _______________________________________________________________________________
 Full Name of Registrant

         Neurotech Development Corporation
 _______________________________________________________________________________
 Former Name if Applicable

         Formerly Neurotech  Corporation
 _______________________________________________________________________________
 Address of Principal Executive Office (Street and Number)

         10 Cedar Swamp Road
 _______________________________________________________________________________
 City, State and Zip Code

         Glen Cove, New York  11542
 _______________________________________________________________________________

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
   [ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

         The registrant cannot file its Form 10-QSB for the quarter ending March 31, 2002, within the prescribed time period because the registrant has not completed the process of gathering and analyzing the financial information necessary for finalizing its financial statements that will be included in the registrant's Form 10-QSB. In addition, the registrant needs additional time to complete and to describe some current events which it believes may be material to the registrant and its financial condition.


PART IV-- OTHER INFORMATION

(1) Name  and  telephone   number  of  person  to  contact  in  regard  to  this
    notification

         Bernard Artz               (516)                 671-2400
         ------------            -----------         ------------------
            (Name)               (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).           [ ]  Yes     [ ]  No

     ---------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                  [ ]  Yes     [ ]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

       Neurotech Development Corporation (Formerly Neurotech Corporation )

              ____________________________________________________
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  May 13,2002                 By:      /S/ Bernard Artz
      -----------                          --------------------
                                  Name:    Bernard Artz
                                  Title:   Chairman and Director




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